Exhibit 10.16

GEOVERA HOLDINGS, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

Effective as of November 1, 2005

1.	Purpose; Summary	1

2.	Administration	1

3.	Participants	2

4.	Amounts Due In Respect of Management Shares	2

5.	Vesting and Forfeiture of Management Shares	4

6.	Nature of Rights	4

7.	Limitation on Rights and Effects of Plan Maintenance	5

8.	Modifications of the Plan	5

9.	Definitions	5

10.	Miscellaneous	6

GEOVERA HOLDINGS, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

1.	Purpose; Summary

GeoVera Holdings, Inc., a corporation established under the laws of the State of Delaware (“U.S. Holdings”), has established this Management Equity Incentive Plan (the “Plan”) to provide recipients of awards granted under the Plan with additional compensation, measured by distributions made in respect of the ordinary shares of U.S. Holdings’ ultimate owner, HFF&L (Cayman) Holdings, Ltd., a Cayman Islands exempted company (“Cayman Holdings”).

U.S. Holdings was incorporated under the name HFF&L (U.S.) Holdings, Inc. and changed its name on November 2, 2005 to GeoVera Holdings, Inc. Cayman Holdings was formed under the name HFF&L (Cayman) Holdings, Ltd. and changed its name on December     , 2005 to GeoVera Insurance Group, Ltd.

In summary, and subject to the specific terms set out below, under the Plan an eligible individual may be awarded one or more units, called “Management Shares.” Each Management Share will entitle the holder to cash bonuses based on the aggregate dividends on ordinary shares of Cayman Holdings, generally as and when such distributions are made or the Management Share vests, if later. Management Shares vest at the rate of twenty-five percent (25%) per annum for this purpose. Regardless of the extent vested, each Management Share will also entitle the holder to a cash bonus based on any gains realized by holders of ordinary shares in Cayman Holdings on any sale of Cayman Holdings by its owners. Management Shares, whether vested or unvested, expire on any termination of employment.

Terms frequently used in the Plan appear with initial capital letters and, where they are defined, including in Section 9 below, in italics. Nothing contained in the Plan is intended to or shall have the effect of transferring ownership of any actual equity interest in U.S. Holdings, Cayman Holdings or any of their Affiliates. It is intended instead that the Plan shall constitute solely an unfunded bonus plan maintained for the purpose of providing additional compensation to Participants in the Plan. The Plan is not intended to constitute a deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, however, and shall be interpreted and administered consistent with such intent.

2.	Administration

The Plan shall be administered by the Board of Directors of U.S. Holdings (the “Board”). Subject to the terms of the Plan, the Board shall have the authority, exercisable in its sole and absolute discretion, to make all determinations required under the Plan, including without limitation, the persons to whom Management Shares shall be granted, the value of ordinary shares of Cayman Holdings, and the timing and amount of payments, if any, to be made under the Plan. The Board shall have the authority, exercisable in its sole and absolute discretion, to interpret and construe the terms and conditions of the Plan, prescribe, amend and rescind rules and regulations pursuant to the Plan, make all other determinations necessary or advisable for administering the Plan (including but not limited to those where it is specifically referred to), and correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as it shall consider advisable to effectuate the purpose of the Plan. All such determinations by the Board shall be final and binding on all persons absent manifest error. No member of the Board shall be liable for any action or determination made in good faith in respect of the Plan.

The Board may appoint or designate a committee to administer the Plan in whole or in part. In the event that the Board appoints or designates a committee to administer the Plan in any respect, to the extent of such delegation, reference in this Plan to the Board (including in the preceding paragraph of this Section) shall be deemed to refer to such committee. Any such committee shall also have the right, at its discretion, to delegate any and all of its powers under the Plan to any other person.

3.	Participants

3.1. Eligibility and Grants. At any time and from time to time, the Board may designate any of the employees or directors of, or consultants or affiliated individuals to, U.S. Holdings or an Affiliate as the holder of Management Shares under the Plan. Any such designation shall be in such form as the Board may determine, subject to the following:

(a) The designation shall be made by written notice to the person so designated (each such person, a “Participant”).

(b) The designation shall specify the number of Management Shares awarded to the Participant and the date of the award (the “Grant Date”).

(c) The designation shall specify an amount per Management Share (the Base Value” of such Management Shares) for calculation purposes which shall be established case by case by the Board in its sole discretion.

(d) The designation shall be accompanied by a copy of the Plan (if not previously provided to such individual).

Any individual may be designated on more than one occasion as the recipient of Management Shares, in which case as provided in (c) above one or more of such individual’s Management Shares may have a different Base Value associated with them.

3.2. Maximum Number of Management Shares. The number of Management Shares outstanding at any time will not exceed 3,200,000 (without regard to any differences in the Base Value associated with each Management Share), the equivalent of seven and 22/100 per cent (7.25%) of the authorized and outstanding Ordinary Shares of Cayman Holdings at November 1, 2005 (the “Effective Date”). U.S. Holdings shall not be required to award all of such Management Shares as of the Effective Date nor as of any later date. Management Shares which are forfeited pursuant to the provisions of Section 5 may be awarded again in the discretion of the Board.

3.3. Adjustments for Corporate Events Affecting Ordinary Shares. In the event the Ordinary Shares shall be subdivided or combined into a greater or smaller number of shares, Cayman Holdings shall pay any stock dividend or make any other issuance of shares of capital stock in respect of Ordinary Shares or, upon a merger, consolidation, reorganization, split-up, combination, or recapitalization or the like of Cayman Holdings, the Ordinary Shares or other capital stock shall be exchanged for other securities of Cayman Holdings or of another corporation or entity, all references under this Agreement to Ordinary Shares shall be appropriately adjusted or revised to reflect such capital transaction. In addition, after any such transaction the Board shall adjust the number of Management Shares, both held by any Participant and available for issuance, and the Base Value of outstanding Management Shares, as it deems appropriate and equitable to ensure each Participant’s rights in Management Shares are neither enlarged nor materially diminished as a result of the transaction.

4.	Amounts Due In Respect of Management Shares

4.1. Dividend Bonuses.

(a) Amount. On any distribution of cash dividends on Ordinary Shares, each holder of Management Shares shall be entitled to a cash bonus in respect of each such Management Share equal to

(i) the aggregate amount of the cash dividends then paid on all of the Ordinary Shares, divided by

(ii) the sum of (x) the aggregate number of then outstanding Ordinary Shares and (y) the aggregate number of then outstanding Management Shares.

(b) Timing of Payment. Dividend bonuses described this Section 4.1 will be paid promptly following the date specified in (i) below or, if applicable, in (ii) or (iii) below, but in any event not later than the 15th day of the third month following the calendar year in which the applicable date, determined under (i), (ii) or (iii) below as the case may be, occurs:

(i) the date the cash dividend distribution on Ordinary Shares giving rise to the dividend bonus is paid;

(ii) if the Value of an Ordinary Share immediately prior to the date the cash dividend distribution on Ordinary Shares giving rise to the dividend bonus is paid is less than the Base Value of the Management Share in respect of which the dividend bonus becomes due, then subject to (iii) below the last day of the first following calendar quarter end on which the Value of an Ordinary Share equals or exceeds the Base Value of the relevant Management Share; and

(iii) if the Management Share in respect of which the dividend bonus becomes due is not vested on the date payment would otherwise be made under (i) or if applicable (ii) above, then the date on which such Management Share vests (determined under Section 5 below).

Where payment of a cash bonus in respect of a Management Share only becomes due after the date specified in (i) because of (ii) or (iii) above, the holder of the relevant Management Share will forfeit any right to eventual payment of such bonus in the event of his or her Termination of Service prior to the date described in (ii) or (iii), whichever is applicable, but if the relevant Management Share is not forfeited prior to such time, will be entitled to payment of the cash bonus at the specified time with Interest from the date of the relevant cash dividend distribution on Ordinary Shares.

4.2. Disposition Bonus. On any Sale of Cayman Holdings, each then holder of a Management Share shall be entitled to a cash bonus in respect of such Management Share equal to the excess, if any, of

(a)(i) the aggregate Proceeds realized by or distributable to holders of Ordinary Shares as a consequence of the Sale of Cayman Holdings, divided by

(ii) the sum of (A) the aggregate number of then outstanding Ordinary Shares and (B) the aggregate number of then outstanding Management Shares, over

(b) the Base Value of such Management Share.

For this purpose, Proceeds realized by or distributable to holders of Ordinary Shares which are subject to risks or contingencies, such as amounts in the form of securities not immediately marketable, subject to indemnity obligations, contingent upon future earnings, or reserved for satisfaction of potential expenses or liabilities, shall not be taken into account until such time, if ever, as realized or distributable in cash or marketable securities, and Proceeds in the form of marketable securities shall be taken into account at their respective market values. Such cash bonus shall be paid promptly but in any event not later than the 15th day of the third month following the calendar year of the Sale of Cayman Holdings (or at the same time as any deferred Proceeds are realized or distributed, in the case of Proceeds subject to risks or contingencies). Interest shall not be due on any deferred payments attributable to deferred Proceeds.

4.3. Limitation on Payments. Notwithstanding any provision in the Plan to the contrary, U.S. Holdings shall not be required to make any payment to a Participant if the making of such payment would (A) result in a default or event of default under, or otherwise violate or be prohibited by, any loan or credit agreement or any similar agreement to which U.S. Holdings, or any of its subsidiaries or Affiliates, is a party if any material harm to U.S. Holdings and its Affiliates, taken as a whole, would be likely to result or (B) be prohibited under applicable law. Payment of amounts deferred pursuant to this Section shall be made as soon as possible thereafter consistent with the foregoing, with Interest.

4.4. Payments After Death. In the event of the Participant’s death, any amounts otherwise due the Participant shall be paid to the Participant’s Beneficiary or Beneficiaries in such proportions as the Participant shall have designated. In the event that a Participant fails to designate a Beneficiary, or that no designated Beneficiary survives the Participant, any payment shall be made to the Participant’s estate.

4.5. Tax Withholdings & Offsets. All payments hereunder shall be net of any applicable federal, state, local or other withholding tax requirements. To the extent any such withholding becomes applicable prior to actual payment (e.g., FICA taxes), U.S. Holdings and its Affiliates shall be and are hereby authorized to withhold such amounts from any other amounts of compensation then otherwise payable to the Participant. At the election of U.S. Holdings, amounts payable hereunder may also be reduced to the extent of any indebtedness of the Participant to U.S. Holdings or any Affiliate thereof outstanding on the date such amount becomes due.

5.	Vesting and Forfeiture of Management Shares

5.1. Vesting Generally. Unless otherwise determined by the Board at the grant of any Management Shares or thereafter, each Participant shall vest in his or her Management Shares for dividend bonus purposes as follows:

Anniversary Of Grant Date	Increment of Shares Vesting
1st Anniversary	25%
2nd Anniversary	25%
3rd Anniversary	25%
4th Anniversary	25%

5.2. Vesting on Sale. All outstanding Management Shares shall be fully vested on any Sale of Cayman Holdings. However, any Participant failing to reasonably cooperate in any transaction or transactions giving rise to a Sale of Cayman Holdings shall forfeit all Management Shares then held by him or her immediately prior to the resulting Sale of Cayman Holdings without any further action being required. For the avoidance of doubt, no sale bonuses shall be due to a Participant under Section 4.2 upon forfeiture of his or her Management Shares due to the failure to cooperate. For this purpose, “cooperate” means the Participant’s good faith participation in the negotiation and effectuation of any transaction or transactions culminating in or constituting the Sale of Cayman Holdings, including signing any non-competition, confidentiality or employment agreements in any transaction on terms and conditions generally consistent with the terms and conditions of the Participant’s employment by U.S. Holdings and its Affiliates.

5.3. Effect of Termination of Service. Immediately on a Participant’s Termination of Service, and without any further action being required, each Management Share then held by him or her shall expire and be forfeited, regardless of the extent otherwise vested under Section 5.1. No holder of Management Shares shall be entitled to any subsequent payments in respect of Management Shares which have been forfeited on account of a Termination of Service, including but not limited to deferred distributions described in Section 4.1, but excluding payments deferred as a result of Sections 4.2 (pertaining to deferred bonuses attributable the delayed receipt of Proceeds in a Sale of Cayman Holdings) and 4.3 (pertaining to deferred bonuses attributable potential violations of credit agreements or applicable law).

6.	Nature of Rights

The Plan is not and shall not be funded. Any amounts payable in respect of Management Shares shall be paid solely out of U.S. Holdings’ general assets. U.S. Holdings shall not by any form of trust, escrow or otherwise reserve or set aside from the reach of its general creditors funds for the payment of its obligations hereunder.

Except as provided in Section 4.5 of the Plan and to the extent required by law, a Participant’s benefit or payment under the Plan, and those of his or her Beneficiary in the event of Participant’s death, shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such benefit or payment shall not be subject to any anticipation, alienation, sale, transfer, assignment or encumbrance. Subject to the foregoing, the provisions of this Plan shall be binding upon and inure to the benefit of a Participant, his or her heirs, executors, administrators or assigns, and upon U.S. Holdings and its successors or assigns.

7.	Limitation on Rights and Effects of Plan Maintenance

7.1. No Special Employment or Other Rights. Under no circumstances does this Plan or any award of Management Shares granted hereunder represent capital stock of U.S. Holdings or any Affiliate, nor does this Plan provide for the issuance of securities of U.S. Holdings or any Affiliate, or options, warrants or rights to purchase securities of U.S. Holdings, any Affiliates or any other persons. No Participant shall have any of the rights or privileges of a partner or stockholder of Cayman Holdings, U.S. Holdings, any Affiliate or any other issuer on account of the holding of any Management Shares. Nothing contained in the Plan or in any Certificate issued hereunder shall confer upon any Participant any right with respect to the continuation of his or her employment or other association with U.S. Holdings (or any Affiliate), or interfere in any way with the right of U.S. Holdings (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Management Shares.

7.2. Nonexclusivity of the Plan; Effect on Other Compensation. Neither the adoption and maintenance of the Plan nor any action taken or omitted to be taken under its terms shall be construed as creating any limitations on the power of U.S. Holdings to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either applicable generally or only in specific cases.

7.3. Exclusive Investment Discretion. Neither the adoption and maintenance of the Plan nor any action taken or omitted to be taken under its terms shall be construed as creating any limitations on the power and authority of Cayman Holdings, U.S. Holdings and their Affiliates to manage the affairs of themselves as they in their sole and absolute discretion deem appropriate, including but not limited to whether to enter into any transaction or transactions which might constitute a Sale of Cayman Holdings. All decisions required in connection with the business or affairs of Cayman Holdings and U.S. Holdings shall be made by their respective boards of directors or other governing bodies and their respective officers, in their sole and absolute discretion, and may be made without reference or regard to any consequence under the Plan.

8.	Modifications of the Plan

8.1. Amendment. The Board may at any time make such modifications of the Plan as it shall deem advisable. Except for amendments which the Board reasonably believes necessary or appropriate to avoid adverse tax consequences to Participants, no amendment of the Plan may, without the consent of the Participant to whom any Management Shares shall theretofore have been granted, adversely affect the rights of such Participant with respect to such Management Shares. No amendment, waiver, change, modification, consent or discharge shall be effected in connection with the Plan except by an instrument in writing made or approved by the Board.

8.2. Termination. The Board may terminate this Plan at any time. This Plan shall automatically terminate upon any Sale of Cayman Holdings. Upon termination of this Plan, any then outstanding Management Shares shall automatically and without need of any action terminate and be of no further force and effect except to the extent and for the period required to compute any bonuses due Participants on account of cash dividend distributions, or a Sale of Cayman Holdings, on or prior to the date of Plan termination.

9.	Definitions

9.1. In General. As used in this Plan the following terms shall have the following meanings:

(a) “Affiliate” means any person or entity controlling, controlled by, or under common control with another person or entity (and, where not otherwise specified, such other person or entity shall mean U.S. Holdings), provided, however, that no owner of Cayman Holdings shall be an Affiliate for Plan purposes. For this purpose control shall be based on having an over ten percent (10%) ownership interest.

(b) “Interest” means a rate of interest equal to the yield of U.S. Holdings’ operating subsidiaries on cash and investments from time to time, compounded annually.

(c) “Ordinary Shares” means ordinary shares, par value $0.001 per share, of Cayman Holdings.

(d) “Proceeds” means any and all cash, securities and other amounts realized or realizable by the holders of Ordinary Shares in connection with any Sale of Cayman Holdings, including any such amounts subject to risks or contingencies, such as amounts in the form of securities not immediately marketable, subject to indemnity obligations, contingent upon future earnings, or reserved for satisfaction of potential expenses or liabilities.

(e) “Sale of Cayman Holdings” means any of the following events: (i) the acquisition of Cayman Holdings by another person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, scheme of arrangement, consolidation, recapitalization or other similar transaction) in which the Cayman Holding’s members of record immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Cayman Holdings’s acquisition or otherwise) fail to hold at least fifty percent (50%) of the voting power of the resulting or surviving corporation or other surviving entity, as applicable, following such acquisition, and (ii) the sale of all or substantially all of Cayman Holdings’ and its Affiliates’ assets, taken as a whole.

(f) “Termination of Service” means ceasing to be employed or otherwise associated or affiliated with U.S. Holdings and all of its Affiliates for any or no reason whatsoever (including by reason of death, permanent disability or disaffiliation of any Affiliate with U.S. Holdings).

(g) “Value of an Ordinary Share” means the enterprise value of Cayman Holdings determined as a whole and as a going concern, taking into account the value of any interest it has in any other entities and whether funded with debt or equity, as established taking into consideration recent transactions in the equity of comparable enterprises and such other factors or information as may be relevant, divided the number of outstanding Ordinary Shares at the relevant time.

9.2. Cross-References. The following terms have the respective meanings assigned them in the Sections of the Plan identified below:

Term	Section
Base Value	3.1(c)
Board	2
Cayman Holdings	1
Effective Date	3.2
Grant Date	3.1(b)
Management Shares	1
Participant	3.1(a)
Plan	1
U.S. Holdings	1

10.	Miscellaneous

10.1. Governing Law. The Plan and actions taken hereunder shall be governed, interpreted and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

10.2. Entire Understanding. This Plan set forth the entire understanding between U.S. Holdings and the Participants with respect to the matters referred to herein and supersede all prior representations, commitments, understandings or agreements.

11.4. Interpretation. The headings contained in the Plan are for reference only and shall not in any way affect its meaning or interpretation. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include both genders, unless the context requires otherwise. If any provision of the Plan shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with any such constitution, statute or rule of public policy, but the Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

11.5. Jury and Punitive Damages Waiver; Limitation on Actions. EACH PARTICIPANT, FOR HIMSELF OR HERSELF AND ALL OTHER PERSONS CLAIMING ANY INTEREST HEREUNDER THROUGH SUCH PARTICIPANT, EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE, SHE OR THEY MAY HAVE

(a) TO HAVE ANY DISPUTE ARISING UNDER THE PLAN TRIED BEFORE OR DETERMINED BY A JURY,

(b) TO CLAIM OR RECOVER PUNITIVE DAMAGES IN ANY DISPUTE ARISING UNDER THE PLAN, AND

(c) TO CLAIM OR RECOVER ANY AMOUNT IN ANY DISPUTE ARISING UNDER THE PLAN UNLESS PROCEEDINGS ARE INITIATED BY THE COMPLAINING PARTY WITHIN ONE (1) YEAR FROM THE LATER OF THE ACCRUAL OF THE CAUSE OF ACTION OR THE DATE ON WHICH THE CAUSE OF ACTION SHOULD REASONABLY HAVE BEEN DISCOVERED.

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